Exhibit Number 10.14
                                   MORTGAGE NOTE

(Term Loan)
(Fixed Rate)

Borrower: DECADE COMPANIES INCOME        Loan No.: 7403011-9001
PROPERTIES, A LIMITED PARTNERSHIP        Loan Amount: $9,150,000.00
                                      Loan Date: September 30 1998
First Payment Date: November 1, 1998  Maturity Date: September 30,2005
Interest Rate: 7.25% per year             Monthly Payment: $66,136.84

FOR VALUE RECEIVED, Borrower promises to pay to the order of ASSOCIATED BANK MILWAUKEE ("Lender"), at 401 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, or at such place as Lender designates from time to time, the outstanding principal balance of the Loan Amount, together with interest as described in this Note.

1. Payments. On the Loan Date, interest will be paid on the Loan Amount at the Interest Rate for the period from the Loan Date through the last day of the month during which the Loan Date occurs. Principal and interest (at the Interest Rate) on the balance of the Loan Amount will be payable in installments in the amount of the Monthly Payment on the first day of each month commencing on the First Payment Date. A final payment of all amounts payable under this Note will be due and payable on the Maturity Date, whether occurring by acceleration or otherwise, TIME BEING OF THE ESSENCE.

2. Prepayment. Borrower may prepay the Loan, in whole or in part, provided Borrower gives 15 days' prior written notice to Lender of such prepayment. Unless the Loan Amount and all accrued interest are paid in full, no such prepayment will suspend required payments. Borrower may prepay any or all of the Loan without premium or penalty if prepayment is made (a) contemporaneously with the bona fide sale of the Property (as such term is defined in the Mortgage described below) to a buyer unaffiliated with Borrower; or (b) within one year before the Maturity Date (the "No Premium Period"). Otherwise, any prepayment must be accompanied by an additional amount equal to 2.00% of the amount being prepaid (the "Prepayment Premium") if made within four years after the Loan Date and 1% of the amount being prepaid if made later. Following the occurrence of any default by Borrower and acceleration of the maturity of this Note by Lender other than during the No Premium Period, a tender of payment of the amount necessary to satisfy the entire balance of principal will be deemed to constitute an attempt by Borrower to evade paying the Prepayment Premium. Therefore, such payment will be deemed to be a prepayment and must include the Prepayment Premium.

3. Security Documents. This Note is secured by (a) a first priority mortgage dated as of the Loan Date (the "Mortgage") which encumbers real estate and improvements on real estate, and (b) other related documents which secure or provide evidence for this indebtedness (together, the "Security Documents"; together with the Note and the Mortgage, the "Loan Documents").

4. Default. The entire balance of principal and accrued interest, together with costs and reasonable attorneys' fees incurred by Lender in collecting or enforcing payment of such amounts, will be due and payable at the option of Lender, without further notice, which Borrower waives, upon the occurrence of (a) any default by Borrower in the payment of any principal or interest payment, or any other sums due to Lender under the Loan Documents, which is not cured within five days after written notice of default from Lender to Borrower; (b) any other default in the performance of the covenants or terms of this Note which is not cured within 30 days after written notice of default from Lender to Borrower provided that if the default would reasonably take longer than 30 days to cure, Borrower shall have such additional time as reasonably necessary to cure the default provided Borrower completes the cure with reasonable diligence; or (c) any Event of Default, as such term is defined in the Mortgage or in any of the other Security Documents.

5. Late Charge. If any payment of principal, interest or any other sums due to Lender under the Loan Documents is overdue for more than 15 days, including the payment due on the Maturity Date, Lender may charge a late charge of $.05 for each $1.00 so overdue for the purpose of defraying the expenses connected with handling such delinquent payment. This late payment charge will apply individually to all payments past due, and no daily pro rata adjustment will be made.

6. Default Rate of Interest. Notwithstanding the foregoing, after the occurrence of a default under the Loan Documents which is not cured within any expressly established cure period, or upon acceleration or maturity of this Note, interest will accrue on the entire unpaid balance of principal and accrued interest outstanding from time to time under this Note, until such default is cured to the reasonable satisfaction of Lender, at an annual rate equal to the rate of interest which would otherwise be in effect from time to time after such event plus 4.00%. Interest will be computed on the basis of 30-day months and a 360-day year.

7. Application of Payments. All payments will be applied, in the order and as determined by Lender in its sole discretion, to late charges and prepayment premiums, if any, to the repayment of advances by Lender (as described below) for the benefit of Borrower (plus interest on such advances), to interest on the principal of this Note and to principal. Advances by Lender for the benefit of Borrower will include advances resulting from the occurrence of a default under the terms of this Note or any instrument securing this Note. If any such default is not repaid on demand, Lender may, at its option, apply any money received to repay such advances plus interest on such advances.

8.     [Intentionally omitted]

9. Waivers. Borrower, and any guarantors and endorsers, for themselves and their legal representatives, successors and assigns, severally waive presentment for payment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note.

10. Maximum Rate of Interest. No provision of the Loan Documents will be deemed to require Borrower to pay or be liable for the payment of interest in excess of the maximum legal rate of interest (if there is any maximum) allowable under applicable law. If for any reason interest in excess of such amount will have been paid under this Note, as a result of acceleration or otherwise, any such excess will constitute and be treated as a payment of principal under this Note, and will reduce the principal balance of this Note by the amount of such excess, or if in excess of the principal balance, will be refunded.

11. Costs of Collection. Borrower agrees to pay all costs of collection, including reasonable attorneys' fees, and all fees and expenses incurred in endeavoring to protect, enforce and realize upon the Loan Documents.

12.     [Intentionally omitted]

13. Applicable Law; Severability. This Note is governed by the laws of the State of Wisconsin. Invalidity of any provisions will not affect the validity of any other provision. Without affecting the liability of Borrower, or any guarantor or endorser, Lender may, without notice, renew or extend the time for payment, accept partial payments, release or impair any security for the payment of this Note, agree not to sue any party liable under this Note, or otherwise modify the terms of payment of all or any part of the indebtedness for which this Note provides evidence. Waiver of any default will not constitute a waiver of any subsequent default.

14. Transferability; Modification. Lender may freely transfer and assign this Note. This Note may only be modified (except as otherwise expressly permitted) or discharged by a written agreement executed by the party against whom enforcement of any modification or discharge is sought.

15. Nonrecourse Provisions. Except as provided below, Lender's sole and exclusive remedies for defaults under the Loan Documents shall be against the Property (as such term is defined in the Mortgage) and any other property in which Borrower specifically grants an interest to Lender. Borrower and its general and limited partners shall not be personally liable or accountable to Lender or its successors or assigns by reason of any default under the Loan Documents that is not cured within any applicable cure periods ("Uncured Default") , and Lender and its successors and assigns shall not seek or be entitled to any personal judgment or decree against Borrower or its general or limited partners by reason of any Uncured Default, except such judgments and decrees as may be necessary to realize upon or perfect title to collateral. The foregoing nonrecourse provisions notwithstanding, however, Borrower shall be liable to Lender to the same extent that Borrower would be liable absent such nonrecourse provisions for the following matters:

(a) Any loss, cost (including reasonable attorneys' fees), damage, claim, liability, obligation, action or proceeding incurred or suffered by or asserted against Lender as a result of the commission by Borrower of any fraud or misrepresentation;

(b) All rents, issues, profits and other income arising with respect to the Property collected by or on behalf of Borrower after the Uncured Default less the ordinary, usual and verifiable costs and expenses of the Property actually paid by Borrower, to the full extent of the rents, issues, profits and other income collected by or on behalf of Borrower but not applied toward the payment of such costs and expenses of the Property, plus all security deposits for the Property;

(c) The fair market value of any personal property or fixtures comprising the Property in which Lender has a security interest and which are removed or disposed of by or on behalf of Borrower other than in accordance with the terms of the Loan Documents;

(d) Any loss, cost (including reasonable attorneys' fees), damage, claim, liability, obligation, action or proceeding which occurs as a result of all or any part of the Property being encumbered by a voluntary lien (other than liens in favor of Lender) granted by Borrower in violation of the Loan Documents;
(e) Any unpaid taxes which Borrower is required to pay pursuant to the Loan Documents;

(f) Any damage to the Property from waste committed or permitted by Borrower;

(g) Any insurance or condemnation proceeds received by or on behalf of Borrower which are used for any purposes other than as set forth in the Mortgage, or as otherwise approved in writing by Lender; and

Further, the restrictions and limitations contained in this Section shall not be construed to prevent Lender from asserting a claim of an interest in revenues, rents, issues, profits or other money held by a trustee, receiver or other person or entity appointed by a court of competent jurisdiction to preserve and protect the Property prior to a foreclosure sale or a conveyance in lieu of foreclosure to the extent of the difference between the proceeds of any foreclosure sale and any sums due and unpaid pursuant to the terms of this Section at the time of such of foreclosure sale.

Executed as of the Loan Date.

BORROWER:

DECADE COMPANIES INCOME PROPERTIES, A LIMITED PARTNERSHIP

By:     Decade Companies, a Wisconsin general partnership, General Partner

By:  /s/ Jeffrey Keierleber
     Jeffrey Keierleber
     General Partner

By:  Decade 80, Inc., a Wisconsin corporation, General Partner

By:     /s/ Jeffrey Keierleber
     Jeffrey Keierleber
     President

ACKNOWLEDGMENT

STATE OF WISCONSIN     )
                       )  ss
COUNTY OF MILWAUKEE     )

This instrument was acknowledged before me September 30, 1998 by Jeffrey Keierleber, as a General Partner of Decade Companies, a Wisconsin general partnership and as President of Decade 80, Inc. as the other General Partner of Decade Companies, the sole general partner of Decade Companies Income Properties, a Limited Partnership, on behalf of such limited partnership.

/s/ John C. Hoffman
John C. Hoffman
Notary Public, State of Wisconsin
My commission expires: 7-1-2001

Document Number
Name and Return Address

Douglas G. French
Mallery & Zimmerman, S.C.
Suite 900
731 North Jackson Street
Milwaukee, Wisconsin 53202

60-0710-032-1501-1
Parcel Identification Number (PIN)